EMPLOYMENT AGREEMENT This employment agreement (this “Employment Agreement”) is made and entered into as of the 6th day of January, 2021, by and between Daniel S. Peyovich (the “Employee”) and Dycom Industries, Inc., a Florida Corporation (“Dycom” or the “Company”). WHEREAS, the Company and the Employee desire to provide for the employment of the Employee, effective as of the Effective Date; NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows: 1. Employment. Subject to the terms and conditions hereof, effective on or about January 6, 2021 (the “Effective Date”), the Company hereby agrees to employ the Employee as the Executive Vice President of Operations of the Company. The Employee agrees to perform such specific duties and accept such responsibilities as the Company’s board of directors (the “Board”) and the Chief Executive Officer may from time to time establish that are reasonably related and consistent with the Employee’s position as the Executive Vice President of Operations of the Company. The Employee shall report directly to the Chief Executive Officer. The Employee hereby accepts employment by the Company as the Executive Vice President of Operations, subject to the terms and conditions hereof, and agrees to devote his full business time and attention to his duties hereunder, to the best of his abilities. On or about the date on which Timothy R. Estes no longer serves as the Chief Operating Officer of the Company (which shall occur no later than the Company’s 2021 Annual Meeting of Shareholders), the Company agrees, subject to the Employee’s continued employment with the Company as of such date, to appoint the Employee as Chief Operating Officer (the “Transition Date”). Both parties agree that as of the Transition Date, the Employee will no longer be the Executive Vice President of Operations and that all references to Executive Vice President of Operations herein shall refer to Chief Operating Officer. 2. Term of Employment. The Employee’s employment pursuant to this Employment Agreement shall commence on the Effective Date and shall terminate upon the earlier to occur of (i) termination pursuant to Section 4 hereof or (ii) the third anniversary of the Effective Date; provided, however, that the term of the Employee’s employment hereunder shall be automatically extended without further action of either party for additional one year periods, unless written notice of either party’s intention not to extend has been given to the other party hereto at least 60 days prior to the expiration of the then effective term. Notwithstanding anything in this Employment Agreement to the contrary, if a Change of Control (as defined in Section 4(f) hereof) occurs during term of the Employee’s employment hereunder, the Employee’s employment under this Employment Agreement shall be extended for 24 months following the consummation of the Change of Control and this Employment Agreement shall terminate upon the earlier of (x) the second anniversary of the consummation of the Change of Control and (y) the termination of the Employee’s employment under this Employment Agreement (the “Extended Term”). The period from the Effective Date until the termination of the Employee’s employment hereunder, including, if applicable, the Extended Term, is referred to as the “Employment Term.” Exhibit 10.16*

2 3. Compensation, Benefits and Expenses. Subject to the provisions of this Employment Agreement, the Company shall pay and provide the following compensation and other benefits to the Employee during the Term as compensation for services rendered hereunder: (a) Base Salary. For services rendered under this Employment Agreement, the Company will pay the Employee a base annual salary of $625,000 (such applicable annual rate referred to herein as the “Base Salary”), which shall be subject to review in May 2021. Payment will be made on the regularly scheduled pay dates of the Company, subject to all appropriate withholdings or other deductions required by applicable law or by the Company’s established policies applicable to employees of the Company. The Company may increase the Base Salary in its sole discretion but shall not reduce the Base Salary below the rate established by this Employment Agreement without the Employee’s written consent. (b) Annual Incentive Bonus. During the Employment Term, beginning with the fiscal year ending on January 29, 2022, the Employee shall be entitled to participate in the Company’s annual incentive plan, under which the Employee shall be eligible to receive an annual target bonus equal to eighty percent (80%) of Base Salary if certain performance criteria and measures are satisfied, as determined by and within the sole discretion of the Company. (c) Cash Sign-on Bonus. The Company shall pay the Employee a cash sign- on bonus in the amount of $900,000, less applicable withholdings, payable (i) with respect to fifty percent (50%) on the next regularly scheduled Company payroll date after the Effective Date and (ii) with respect to the other fifty percent (50%) on next regularly scheduled Company payroll date following the six (6)-month anniversary of the Effective Date, subject to the Employee’s continued employment on such date except as provided in Section 4 hereof. (d) Equity Sign-on Grant. On or about the Effective Date (the “Grant Date”), the Employee shall receive a grant of a number of time-based restricted stock units with (i) an aggregate grant date fair value equal to $1,200,000 based on the closing price of the Company’s stock on the trading day immediately preceding the Grant Date and (ii) a vesting schedule of 25% annually on each of the first four anniversaries of the Grant Date, subject to Employee’s continued employment on the applicable vesting date (the “Initial RSUs”). The Initial RSUs shall be subject to the terms of the Dycom 2012 Long Term Incentive Plan, as amended (the “LTIP”) and the applicable award agreement, which shall be on a form substantially similar to the form the Company uses to make annual grants to other senior executives of the Company. Notwithstanding anything contained in the annual grant form of award agreement, any unvested portion of the Initial RSUs shall vest in full, and be promptly settled following vesting, in the event of either (i) a resignation by the Employee following the Company’s assignment to the Employee of duties or responsibilities that are fundamentally, manifestly and indisputably inconsistent with and inferior to those customarily assigned to a chief operating officer (provided that the Employee gives prompt written notice to the Company specifying in particular the circumstances he believes make this clause (i) applicable and the Company fails to remedy such circumstances within thirty (30) days of receipt of such notice), or (ii) a termination of the Employee’s employment by the Company without Cause.

3 (e) Benefit Plans. During the Employment Term, in addition to the compensation payable to the Employee as described above, the Employee shall be entitled to participate in all the employee benefit plans or programs of the Company that are available to employees of the Company generally (“Employee Benefits”). (f) Long-Term Incentive Plan. The Employee shall be entitled to participate in the LTIP or a successor plan which may be in effect from time to time, with a potential target award opportunity of one hundred forty percent (140%) of Base Salary, as determined by the Company in its sole discretion. The target award opportunity for the Employee and other executives may be modified by the Company in its sole discretion from time to time, based on market checks and other factors it deems relevant. The Board reserves the right to determine eligibility and set or modify the terms of such a plan at any time within its sole discretion. (g) Expenses. During the Employment Term, the Company shall reimburse the Employee for such reasonable out-of-pocket expenses as he may incur from time to time for and on behalf of the furtherance of the Company’s business, provided that the Employee submits to the Company satisfactory documentation or other support for such expenses in accordance with the Company’s expense reimbursement policy. (h) Moving Expenses. The Company shall reimburse Employee’s actual expenses (upon submission of appropriate supporting documentation) incurred in connection with relocating from Seattle, WA to the Palm Beach Gardens, Florida area as follows: (i) the costs associated with two (2) house hunting trips for Employee and his spouse (including reasonable and customary travel and lodging costs), (ii) the following expenses incurred in connection with the sale of Employee’s primary residence in Seattle, WA: prevailing real estate commission, not to exceed 6%; legal fees, if required in the state or city; title insurance if required by law to be paid by seller; state and local transfer taxes and fees; building inspection if required by law; and recording release and escrow closing fees; (iii) the reasonable costs associated with temporary lodging expenses, such as hotels and temporary rental units, for up to six (6) months; (iv) costs associated with transporting Employee and his immediate family and their household and personal property (including packing, unpacking and vehicles transportation); and (v) other reasonable and customary out-of-pocket expenses, directly related to relocation, which have been approved by the Chief Executive Officer, in writing, prior to being incurred (collectively, the “Moving Expenses”). To the extent that any of the reimbursements described in Section 3(h) are taxable as ordinary income, the Company shall also cover the taxes on such reimbursements. Notwithstanding anything in this Employment Agreement to the contrary, if the Employee’s employment is terminated by the Company for Cause (as defined below) or if the Employee resigns for any reason, in each case prior to the first anniversary of the Effective Date, the Employee shall promptly repay the Company the full amount of the Moving Expenses, including any payment to cover the taxes on the Moving Expenses. (i) Vacation. The Employee shall be entitled to vacation time consistent with the applicable policies of the Company for other senior executives of the Company as in effect from time to time.

4 4. Termination. (a) Termination for Cause. The Company shall have the right to terminate the Employee’s employment at any time and for any reason. If the Employee is terminated for Cause (as defined in this Section 4(a)), the Company shall not have any obligation to pay the Employee any Base Salary or other compensation or to provide any employee benefits subsequent to the date of such Employee’s termination of employment (unless required by applicable law), including, without limitation, Severance Benefits and Continued Health Benefits (each as defined in Section 4(b) hereof). Termination for “Cause” shall mean termination of employment for any of the following reasons: (i) the Employee entering a plea of no-contest with respect to, or being convicted by a court of competent and final jurisdiction of, any crime, whether or not involving the Company, that constitutes a felony in the jurisdiction involved; (ii) any willful misconduct by the Employee that is materially injurious to the financial condition or business reputation of the Company; (iii) Employee materially breaches a duty of loyalty owed to the Company or, as a result of his gross negligence, materially breaches a duty of care owed to the Company; (iv) Employee’s willful misconduct in connection with the performance of his duties (including a willful material breach of Company policies regarding legal compliance, ethics, or workplace conduct); or (v) Employee materially breaches this Employment Agreement or fails or refuses to perform any of his material duties as required by this Employment Agreement in any respect, other than as already provided in Section 4(a)(i)-(iv), after Employee being given written notice of such breach, failure or refusal, and Employee’s failure to cure the same within 30 calendar days of receipt of such notice. (b) Termination without Cause. Subject to the provisions of Section 4(c), if, prior to the expiration of the Employment Term, the Company terminates the Employee’s employment without Cause, the Company shall, subject to the Employee’s execution and non- revocation of a general release of claims against the Company in a form substantially similar to the form attached hereto as Exhibit A, provide the Employee with Severance Benefits and Continued Health Benefits. “Severance Benefits” means an amount equal to two (2) times the sum of (i) Base Salary (at the rate in effect on the date the Employee’s employment is terminated) plus (ii) Bonus (defined as the greater of (1) the average bonus amount paid to the Employee over the three fiscal years immediately preceding the year of termination and (2) 80% of Base Salary at the rate in effect on the date the Employee’s employment is terminated), paid over the twenty-four (24)-month period immediately following Employee’s termination of employment without Cause (such period being referred to hereunder as the “Severance Period”), at such intervals as the Employee would have received payments of Base Salary if he had remained in the active service of the Company; provided, however, that, in accordance with Section 409A of the Internal Revenue Code (the “Code”), and as described more fully in Section 25(b), payment of a portion of the Severance Benefits may be delayed until the six-month

5 anniversary of the Employee’s termination of employment. The Company shall also provide the Employee and his eligible dependents with group medical and life insurance after termination of the Employee’s employment without Cause (to the extent such eligible dependents were participating in the Company’s group medical and life insurance programs prior to the Employee’s termination of employment) or, in the event such participation is not permitted, a cash payment equal to the value of the benefit excluded, payable in equal monthly installments beginning 60 days following the Employee’s Separation from Service (as defined in Section 4(f) hereof) (the “Continued Health Benefits”) until the earlier of (x) the end of the Severance Period or (y) the Employee obtaining other employment and becoming eligible to participate in the medical and life insurance plans of his new employer. In addition, if the Company terminates the Employee’s employment without Cause prior to payment to the Employee of the second installment of the Cash Sign-on Bonus amount described in Section 3(c), the Company shall pay the Employee that installment on the next regularly scheduled Company payroll date following the execution and non-revocation of the general release of claims. Further, in accordance with Section 3(d), the vesting and settlement of any unvested Initial RSUs shall be accelerated. Any general release of claims against the Company required pursuant to this Section 4(b) shall be executed and (unless revoked) become irrevocable within sixty (60) days following the date of the Employee’s termination of employment. (c) Conditions Applicable to Severance Period. If, during the Severance Period, the Employee breaches any of his then applicable obligations under this Employment Agreement (including, but not limited to, Sections 6 through 8) or such other agreement between the Company and the Employee, the Company may, upon written notice to the Employee terminate the Severance Period and cease to make any payments or provide any benefits, including, without limitation, Severance Benefits and Continued Health Benefits. (d) Resignation by the Employee. In the event the Employee resigns his employment with the Company, the Employee: (i) shall provide the Company with sixty (60) days prior written notice; (ii) shall not make any public announcements concerning his resignation prior to the resignation date without the written consent of the Company and (iii) shall continue to perform faithfully the duties assigned to him under this Employment Agreement (or such other duties as the Company or Board may assign to him) from the date of such notice until the termination date. In addition, in the event the Employee resigns his employment with the Company for any reason, the Company shall not have any obligation to pay the Employee any Base Salary or other compensation or to provide any employee benefits subsequent to the date of such Employee’s termination of employment (unless required by applicable law or as provided in Section 3(d)), including, without limitation, Severance Benefits or Continued Health Benefits. Notwithstanding the foregoing, this Section 4(d) shall not apply in the event the Employee resigns his employment for Good Reason on or following a Change of Control pursuant to Section 4(f) hereof. (e) Termination Upon Death or Disability. Unless otherwise terminated earlier pursuant to the terms of this Employment Agreement, the Employee’s employment under this Employment Agreement shall terminate upon his death and may be terminated by the Company upon giving not less than thirty (30) days written notice to the Employee in the event that the Employee, because of physical or mental disability or incapacity, is unable (notwithstanding reasonable accommodations) to perform (or, in the opinion of a physician, is

6 reasonably expected to be unable to perform) his duties hereunder for an aggregate of one hundred eighty (180) days during any twelve-month period (“Disabled”). All questions arising with respect to whether the Employee is Disabled shall be determined by a reputable physician mutually selected by the Company and the Employee at the time such question arises. If the Company and the Employee cannot agree upon the selection of a physician within a period of seven (7) days after such question arises, then the Chief of Staff of Good Samaritan Hospital in Palm Beach County, Florida shall be asked to select a physician to make such determination. The determination of the physician selected pursuant to the above provisions of this Section 4(e) as to such matters shall be conclusively binding upon the parties hereto. (f) Termination without Cause or resignation for Good Reason on or following a Change of Control. (i) Subject to the execution, delivery and non-revocation of a general release of claims against the Company as provided under Section 4(b) hereof, if, prior to the expiration of the Employment Term, the Company terminates the Employee’s employment without Cause or the Employee resigns his employment for Good Reason on or prior to the second anniversary following the consummation of a Change of Control, the Employee shall receive: (1) the Severance Benefits (provided that the Severance Benefits shall be payable in a single lump sum within five days following such termination of employment); (2) the Continued Health Benefits; (3) full and immediate vesting, to the extent not already vested, of all outstanding equity-based awards, including but not limited to stock options, restricted stock, and restricted stock unit awards, granted by the Company to the Employee pursuant to any of the Company’s long-term incentive plans; in addition, all outstanding performance share, performance share unit, and other equivalent awards granted by the Company to the Employee pursuant to any of the Company’s long-term incentive plans shall immediately vest at their respective target performance levels to the extent not already vested; and (4) a pro-rata bonus equal to (x) the greater of (i) the average amount of the annual bonus paid to the Employee for each of the three fiscal years immediately prior to the fiscal year in which the “Separation from Service” (as defined under Section 409A of the Code, “Section 409A”) occurs or (ii) the annual bonus the Employee would have earned for the fiscal year in which the Separation from Service occurs based on performance as determined through the date of the Separation from Service, multiplied by (y) a fraction, the numerator of which is the number of days worked during the fiscal year in which the Separation from Service occurs and the denominator of which is 365 (the “Pro-Rata Annual Bonus”), payable in a single lump sum within five days; provided, however, that if such Separation from Service occurs in the same fiscal year as the Change in Control and the Employee is paid an annual bonus for such year in connection with the Change in Control, the fraction shall be adjusted so that the numerator reflects the number of days worked during the fiscal year following the Change in Control and the denominator reflects the number of days in the fiscal year following the Change in Control. In addition, if the Company terminates the Employee’s employment without Cause or the Employee resigns from his employment for Good Reason on or following the consummation of a Change of Control prior to payment to the Employee of the second installment of the Cash Sign-on Bonus amount described in Section 3(c), the Company shall pay the Employee that installment on the next regularly scheduled Company payroll date following the execution and non-revocation of the general release of claims. (ii) A “Change of Control” shall be deemed to have occurred with respect to the Company upon the occurrence of any of the following events:

7 (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 20% of the total outstanding voting stock of the Company, excluding, however, (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; (B) the individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease to constitute a majority of the Board; provided, however, (1) that if the nomination or election of any new director of the Company was approved by a majority of the Incumbent Board, such new director shall be deemed a member of the Incumbent Board and (2) that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or as a result of a solicitation of proxies or consents by or on behalf of any “person” or “group” identified in clause (A) above; (C) a reorganization of the Company or the Company consolidates with, or merges with or into another person or entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with or merges with or into the Company; provided, however, that any such transaction shall not constitute a Change of Control if (1) the shareholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction in excess of 50% of the combined voting power of the outstanding voting securities of the corporation or other person or entity resulting from such transaction, (2) no “person” or “group” owns 20% or more of the outstanding voting securities of the corporation or other person or entity resulting from such transaction, and (3) a majority of the Incumbent Board remains; or (D) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company. (iii) Resignation for “Good Reason” shall mean termination of employment by the Employee because of the occurrence of any of the following events: (A) a failure by the Company to pay compensation or benefits due and payable to the Employee in accordance with the terms of this Employment Agreement; (B) a material adverse change in the assignment of duties or responsibilities inconsistent with those duties and responsibilities as set forth in Section 1 of this Employment Agreement; (C) a relocation of the Company’s principal office by more than 25 miles from Palm Beach Gardens, Florida without the Employee’s consent; (D) a failure by the Company to obtain agreement by a successor to assume this Employment Agreement in accordance with Section 10(b); or

8 (E) the Company’s material breach of this Agreement, after written notice by the Employee to the Company and the Company’s failure to cure such breach within thirty (30) days of receipt of such notice. 5. Limitations on Severance Payment and Other Payments or Benefits. (a) Notwithstanding any provision of this Employment Agreement, if any portion of the severance payments or any other payment under this Employment Agreement, or under any other agreement with the Employee or plan or arrangement of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “Excess Parachute Payment” (as defined in Section 5(c) hereof) and would, but for this Section 5, result in the imposition on the Employee of an excise tax under Code Section 4999 (the “Excise Tax”), then the Total Payments to be made to the Employee shall either be (i) delivered in full, or (ii) delivered in the greatest amount such that no portion of such Total Payment would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Employee of the greatest benefit on an after-tax basis (taking into account the Employee’s actual marginal rate of federal, state and local income taxation and the Excise Tax). (b) Within thirty (30) days following the Employee’s termination of employment or notice by one party to the other of its belief that there is a payment or benefit due the Employee that will result in an Excess Parachute Payment, the Company, at the Company’s expense, shall select a nationally recognized certified public accounting firm (which will not be the Company’s independent auditors) (“Accounting Firm”) reasonably acceptable to the Employee, to determine (i) the Base Amount (as defined in Section 5(c) hereof), (ii) the amount and present value of the Total Payments, (iii) the amount and present value of any Excess Parachute Payments determined without regard to any reduction of Total Payments pursuant to Section 5(a), and (iv) the after-tax proceeds to the Employee, taking into account the tax imposed under Code Section 4999 if (x) the Total Payments were reduced in accordance with Section 5(a) or (y) the Total Payments were not so reduced. If the Accounting Firm determines that Section 5(a)(ii) above applies, then the payments hereunder or any other payment or benefit determined by such Accounting Firm to be includable in Total Payments shall be reduced or eliminated so that there will be no Excess Parachute Payment. In such event, payments or benefits included in the Total Payments shall be reduced or eliminated by applying the following principles, in order: (1) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (2) cash payments shall be reduced prior to non-cash benefits, provided that if the foregoing order of reduction or elimination would violate Section 409A, then the reduction shall be made pro-rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the “Parachute Payments”, as defined in Section 5(c) hereof). (c) For purposes of this Employment Agreement: (i) the terms “Excess Parachute Payment” and “Parachute Payments” shall have the meanings assigned to them in Code Section 280G and such Parachute Payments shall be valued as provided therein; (ii) present value shall be calculated in accordance with Code Section 280G(d)(4); (iii) the term “Base Amount” means an amount equal to the Employee’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1); (iv) for purposes of the determination by the Accounting Firm, the value of any noncash benefits or any deferred payment or benefit shall

9 be determined in accordance with the principles of Code Sections 280G(d)(3) and (4) and (v) the Employee shall be deemed to pay federal income tax and employment taxes at his actual marginal rate of federal income and employment taxation, and state and local income taxes at his actual marginal rate of taxation in the state or locality of the Employee’s domicile (determined in both cases in the calendar year in which the termination of employment or notice described in Section 5(b) above is given, whichever is earlier), net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. The covenants set forth in Sections 6, 7, and 8 of this Employment Agreement have substantial value to the Company and a portion of any Total Payments made to the Employee are in consideration of such covenants. For purposes of calculating the Excess Parachute Payment and the Parachute Payments, the parties intend that an amount equal to not less than the Employee’s highest annual base salary during the twelve (12) month period immediately prior to his termination of employment shall be in consideration of the covenants in Sections 6, 7, and 8 below. The Accounting Firm shall consider all relevant factors in appraising the fair value of such covenants and in determining the amount of the Total Payments that shall not be considered to be a Parachute Payment or Excess Parachute Payment. The determination of the Accounting Firm shall be addressed to the Company and the Employee and such determination shall be binding upon the Company and the Employee. (d) This Section 5 shall be amended to comply with any amendment or successor provision to Sections 280G or 4999 of the Code. 6. Confidentiality. (a) Confidential Information. (i) The Employee agrees that during his employment with the Company for any reason and for a period of five years following his Separation from Service, he will not at any time, except with the prior written consent of the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”) or as required by law, directly or indirectly, reveal to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use for the Employee’s own benefit any information deemed to be confidential by any member of the Company Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group, including, without limitation, any information concerning customers, business plans, marketing data, or other confidential information known to the Employee by reason of the Employee’s employment by, shareholdings in or other association with any member of the Company Group; provided that such Confidential Information does not include any information which (x) is available to the general public or is generally available within the relevant business or industry other than as a result of the Employee’s action or (y) is or becomes available to the Employee after his Separation from Service on a non-confidential basis from a third-party source provided that such third-party source is not bound by a confidentiality agreement or any other obligation of confidentiality. Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.

10 (ii) In the event that the Employee becomes legally compelled to disclose any Confidential Information, the Employee shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Employee shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Employee, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence. (b) Exclusive Property. The Employee confirms that all Confidential Information is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Employee relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Employee shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 6. (c) Protected Conduct. Nothing contained in this Employment Agreement or any other agreement between the Employee and the Company, shall limit the Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each, a “Government Agency”). Neither this Employment Agreement nor any other agreement between the Employee and the Company, shall limit the Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information to a Government Agency that is Confidential Information or a trade secret, without advance approval from or notice to the Company; provided, however, that any disclosure must be limited to only the information reasonably necessary to make reports and respond to any Government Agency. In addition, nothing in this Employment Agreement or any other agreement between the Employee and the Company shall be construed to prohibit the Employee from using Confidential Information to the extent necessary to exercise any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended) or to limit or eliminate the Employee’s right to receive an award from a Government Agency for information provided to a Government Agency, and the Company may not, and will not, retaliate against the Employee if the Employee chooses in good faith to notify, report to, or file a charge or complaint with, any Government Agency or otherwise participate in any investigation or proceeding. (d) DTSA. The Employee acknowledges that, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit

11 or other proceeding, if such filing is made under seal or (iii) made to his or her attorney or used in a court proceeding in an anti-retaliation lawsuit based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. 7. Noncompetition. The Employee agrees that during his employment with the Company and for a period commencing on the Employee’s Separation from Service and ending on the first anniversary of the Employee’s Separation from Service (the “Restricted Period”), the Employee shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a business competitive with the Company in any geographic area in which the Company Group has engaged in business, or is reasonably expected to engage in business during such Restricted Period (including, without limitation, any area in which any customer of the Company Group may be located); provided, however, that nothing herein shall limit the Employee’s right to own not more than 1% of any of the debt or equity securities of any business organization. 8. Non-Solicitation. The Employee agrees that, during his employment and for the Restricted Period, the Employee shall not, directly or indirectly, other than in connection with the proper performance of his duties in his capacity as an executive of the Company, (a) interfere with or attempt to interfere with any relationship between the Company Group and any of its employees and, if they devote a substantial portion of their services to the Company Group, consultants and independent contractors, (b) employ, hire or otherwise engage, or attempt to employ, hire or otherwise engage, any current or former employee and, if they devote a substantial portion of their services to the Company Group, consultant or independent contractor, of the Company Group in a business competitive with the Company Group, (c) solicit the business or accounts of the Company Group or (d) divert or attempt to direct from the Company Group any business or interfere with any relationship between the Company Group and any of its clients, suppliers, customers or other business relations. As used herein, the term “indirectly” shall include, without limitation, the Employee’s permitting the use of the Employee’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group. 9. Reservation of Invention Rights. The Employee acknowledges notification that this Employment Agreement does not require the Employee to assign or offer to assign to the Company any of the Employee’s rights in any invention developed by the Employee entirely on the Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either (i) relate, at the time of conception or reduction to practice of the invention, to the Company’s business, or the Company’s actual or demonstrably anticipated research or development; or (ii) result from any work performed by Employee for the Company. To the extent the Employee developed inventions prior to the Employee’s employment with the Company, the Employee has listed any such inventions on the attached Exhibit B, and expressly reserves the Employee’s rights in those such inventions.

12 10. Assignment and Succession. (a) The services to be rendered and obligations to be performed by the Employee under this Employment Agreement shall not be assignable or transferable. (b) This Employment Agreement shall inure to the benefit of and be binding upon and enforceable by the Company and the Employee and their respective successors, permitted assigns, heirs, legal representatives, executors, and administrators. If the Company shall be merged into or consolidated with another entity, the provisions of this Employment Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Employment Agreement in the same manner that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 10(b) shall continue to apply to each subsequent Company of the Employee hereunder in the event of any subsequent merger, consolidation, or transfer of assets of such subsequent Company. 11. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11): if to the Company: Dycom Industries, Inc. 11780 US Highway 1, Suite 600 Palm Beach Gardens, Florida 33408 Attention: President if to the Employee: To Employee’s home address most recently communicated to the Company. 12. Waiver of Breach. (a) The waiver by the Company or the Employee of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver by such party of any subsequent breach. (b) The parties hereto recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein. It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be

13 sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if, at the time of enforcement of any provision hereof, an arbitrator or court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such arbitrator or court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law. 13. Amendment. This Employment Agreement may be amended only by a written instrument signed by the parties hereto. 14. Full Settlement. The Company’s obligation to pay the Employee the amounts required by this Employment Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Employee or anyone else. All payments and benefits to which the Employee is entitled under this Employment Agreement shall be made and provided without offset, deduction, or mitigation on account of income that the Employee may receive from employment from the Company or otherwise. 15. Certain Remedies. (a) Injunctive Relief. Without intending to limit the remedies available to the Company Group, the Employee agrees that a breach of any of the covenants contained in Sections 6 through 9 of this Employment Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Employee from engaging in activities prohibited by the covenants contained in Sections 6 through 9 of this Employment Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Employment Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding. (b) Extension of Restriction Period. In addition to the remedies the Company may seek and obtain pursuant to this Section 15(b) the Restricted Period shall be extended by any and all periods during which the Employee shall be found by a court or arbitrator possessing personal jurisdiction over him to have been in violation of the covenants contained in Sections 7 and 8 of this Employment Agreement. 16. Other Severance. In consideration for the payments and benefits to be made to the Employee under this Employment Agreement, the Employee agrees to waive any and all rights to any payments or benefits under any other severance plan, program or arrangement of the Company.

14 17. Governing Law; Jurisdiction and Service of Process. This Employment Agreement shall be governed by the laws of the State of Florida applicable to contracts executed in and to be performed in that State. 18. Partial Invalidity. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. 19. Withholding. The payment of any amount pursuant to this Employment Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the Company’s employee benefit plans, if any. 20. Counterparts. This Employment Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instruments. 21. Entire Agreement. All prior negotiations and agreements between the parties hereto with respect to the matters contained herein are superseded by this Employment Agreement, and there are no representations, warranties, understandings or agreements other than those expressly set forth herein. The Company and the Employee acknowledge that the parties will enter into other agreements in connection with this Employment Agreement, including, without limitation, an indemnification agreement, a confidentiality and inventions agreement, and an equity award agreement. 22. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Employment Agreement. 23. Arbitration. Subject to Section 15(a) hereof, any dispute or controversy arising under or in connection with this Employment Agreement or otherwise in connection with the Employee’s employment by the Company that cannot be mutually resolved by the parties to this Employment Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Palm Beach County, Florida in accordance with the commercial rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Employee, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereon. 24. Survival of Certain Provisions. The rights and obligations set forth in this Employment Agreement that, by their terms, extend beyond the Term shall survive the Term. 25. Section 409A. (a) General. This Employment Agreement is intended to meet the requirements of Section 409A and shall be interpreted and construed consistent with that intent. (b) Deferred Compensation. Notwithstanding any other provision of this Employment Agreement, to the extent that the right to any payment (including the provision of

15 benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1), the payment shall be paid (or provided) in accordance with the following: (i) Notwithstanding anything in this Employment Agreement to the contrary, if at the time of the Employee’s termination of employment, he is a “specified employee” within the meaning of Section 409(A)(a)(2)(B)(i), as determined under the Company’s established methodology for determining “specified employees”, then no payments or amounts under this Employment Agreement shall be made or commence during the period beginning on the date of the Employee’s termination of employment and ending on the date that is six months following the Employee’s termination of employment or, if earlier, on the date of the Employee’s death, unless such payments or amounts are payable earlier under an applicable exemption to the six- month delay rule of Section 409A. The amount of any payment that would otherwise be paid to the Employee during this period and was not paid shall instead be paid to Employee on the fifteenth day of the first calendar month following the end of the period (“Delayed Payment Date”). If payment of an amount is delayed as a result of this Section 25(b)(i), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to the Employee but for this Section 25(b)(i) to the day prior to the Delayed Payment Date. The rate of interest shall be compounded monthly, at the prime rate as published by Citibank NA for the month in which occurs the date of the Employee’s Separation from Service. Such interest shall be paid on the Delayed Payment Date. (ii) If any amount owed to the Employee under this Employment Agreement is considered for purposes of Section 409A to be owed to the Employee by virtue of his termination of employment, such amount shall be paid if and only if such termination constitutes a Separation from Service with the Company, determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto. (iii) Notwithstanding anything in this Employment Agreement to the contrary, payments with respect to reimbursements of expenses shall be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year. (iv) For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Employment Agreement shall be treated as a right to receive a series of separate and distinct payments. 26. Source of Payments. All payments provided under this Employment Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Employee shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

16 IN WITNESS WHEREOF, the parties have entered into this Employment Agreement as of the date set forth above. EMPLOYEE Name: Daniel S. Peyovich DYCOM INDUSTRIES, INC. a Florida corporation By: Name: Steven E. Nielsen Title: President and CEO

EXHIBIT A FORM OF WAIVER AND MUTUAL RELEASE This Waiver and Mutual Release, dated as of _______________, (this “Release”) by and between Daniel S. Peyovich (the “Executive”) and Dycom Industries, Inc., a Florida corporation (the “Company”). WHEREAS, the Executive and the Company are parties to an Employment Agreement, dated January 6, 2021 (the “Employment Agreement”), which provided for the Executive’s employment on the terms and conditions specified therein; and WHEREAS, pursuant to Sections 4(b) and 4(f) of the Employment Agreement, the Executive has agreed to execute and deliver a release and waiver of claims of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with the Company effective as of _____________ (the “Effective Date”). NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received in accordance with the terms of the Employment Agreement, the Executive and the Company agree as follows: 1. Return of Property. On or prior to the Effective Date, the Executive represents and warrants that he will return all property made available to him in connection with his service to the Company, including, without limitation, credit cards, any and all records, manuals, reports, papers and documents kept or made by the Executive in connection with his employment as an officer or employee of the Company and its subsidiaries and affiliates, all computer hardware or software, cellular phones, files, memoranda, correspondence, vendor and customer lists, financial data, keys and security access cards. 2. Executive Release. (a) In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Executive Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Executive Parties may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive (i) any rights to payments and benefits provided under the Employment Agreement that are contingent upon the execution by the Executive of this Release, (ii) any right the Executive may have to enforce this Release or the Employment Agreement, (iii) the Executive’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, or any applicable insurance policy, with respect to any liability he incurred or might incur as an employee, officer or director of the Company, or (iv) any claims for accrued, vested benefits under any long-term incentive, employee benefit or retirement plan of the Company subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under the Employee Retirement Income Security Act of 1974. (b) Whistleblower Rights. The Executive understands and acknowledges that the Executive has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Release are intended to prohibit the Executive from disclosing this Release to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity, and the Executive may do so without disclosure to the Company. The Company may not retaliate against Executive for any of these activities. Further, nothing in this Release precludes the Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. The Company may not retaliate against Executive for any of these activities, and nothing in this Release would require Executive to waive any monetary award or other payment that Executive might become entitled to from any such governmental entity. (c) DTSA. The Executive acknowledges that, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or (iii) made to his or her attorney or used in a court proceeding in an anti-retaliation lawsuit based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. (d) Executive’s Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Executive Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Executive Parties may have as of the date the Executive signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to the Executive the terms of this Release, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto; and (iii) the

Executive knowingly and voluntarily accepts the terms of this Release. The Executive also understands that he has seven (7) days following the date on which he signs this Release (the “Revocation Period”) within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Company prior to the expiration of the Revocation Period. 3. Company Release. The Company for itself and on behalf of the Company Parties hereby irrevocably and unconditionally release and forever discharge the Executive Parties from any and all Claims , including, without limitation, any Claims under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof, excepting any Claim which would constitute or result from conduct by the Executive that would constitute a crime under applicable state or federal law; provided, however, notwithstanding the generality of the foregoing, nothing herein shall be deemed to release the Executive Parties from (A) any rights or claims of the Company arising out of or attributable to (i) the Executive’s actions or omissions involving or arising from fraud, deceit, theft or intentional or grossly negligent violations of law, rule or statute while employed by the Company and (ii) the Executive’s actions or omissions taken or not taken in bad faith with respect to the Company; and (B) the Executive or any other Executive Party’s obligations under this Release or the Employment Agreement. 4. No Assignment. The parties represent and warrant that they have not assigned any of the Claims being released under this Release. 5. Proceedings. The parties represent and warrant that they have not filed, and they agree not to initiate or cause to be initiated on their behalf, any complaint, charge, claim or proceeding against the other party before any local, state or federal agency, court or other body relating to the Executive’s employment or the termination thereof, other than with respect to any claim that is not released hereunder including with respect to the obligations of the Company to the Executive and the Executive to the Company under the Employment Agreement (each, individually, a “Proceeding”), and each party agrees not to participate voluntarily in any Proceeding. The parties waive any right they may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding. 6. Remedies. (a) Each of the parties understand that by entering into this Release such party will be limiting the availability of certain remedies that such party may have against the other party and limiting also such party’s ability to pursue certain claims against the other party. (b) Each of the parties acknowledge and agree that the remedy at law available to such party for breach of any of the obligations under this Release would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, each of the parties acknowledge, consent and agree that, in addition to any other rights or remedies that such party may have at law or in equity, such party shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, restraining the other party from breaching its obligations under this Release. Such injunctive relief in any court shall be available to the relevant party, in lieu of, or prior to or pending determination in, any arbitration proceeding. 7. Cooperation. From and after the Effective Date, the Executive shall cooperate in all reasonable respects with the Company and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company, including any such action, proceeding, investigation or litigation in which the Executive is called to testify. 8. Unfavorable Comments. (a) Public Comments by the Executive. The Executive agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any derogatory comment concerning the Company or any of their current or former directors, officers, employees or shareholders, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Company. (b) Public Comments by the Company. The Company agrees to use reasonable efforts to cause its directors and employees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any derogatory comment concerning the Executive, or (ii) any other comment that could reasonably be expected to be detrimental to the Executive’s business or financial prospects or reputation. 9. Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative. 10. Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Executive. 11. Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the Florida applicable to contracts executed in and to be performed in that State. 12. Arbitration. Any dispute or controversy arising under or in connection with this Release shall be resolved in accordance with Section 23 of the Employment Agreement. 13. Notices. All notices or communications hereunder shall be made in accordance with Section 11 of the Employment Agreement:

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE AND RELEASES PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL. [remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Release as of the date first set forth above. DYCOM INDUSTRIES, INC. By: Name: Title: EXECUTIVE Daniel S. Peyovich

EXHIBIT B Prior Inventions Disclosure. The following is a complete list of all inventions referenced in Section 9 of the Employment Agreement.  None.  See immediately below: